Exhibit 99.1

Press Release #202001                FOR IMMEDIATE RELEASE                      February 11, 2020

Enertopia Provides Company Update

Kelowna, BC-Enertopia Corporation (ENRT) on the OTC (the "Company" or "Enertopia") is pleased to provide this ongoing update.

Further to the Company's news release of December 30th 2019, it continues to explore strategic business combinations and is in early talks with respect to such joint ventures or other strategic alliances in the clean energy market place and will provide further details as discussions warrant.

These ongoing talks have included ways to monetize future production from the Company's Clayton Valley, Nevada project and if successful would allow the Company a non-dilutive path for the next step forward.

The Company believes we are in the first inning of what is and will be the transformation of the Worlds transportation system currently close to 100% dependent on hydrocarbons. But already we are seeing the first nascent steps forward on the EV side where over the past two years EV's are growing in their percentage of market share while Internal Combustion Engines (ICE's) have fallen in aggregate demand two years running and this looks to be a third year in a row of falling demand.

Roskill put out a recent update in January on lithium-ion demand growth and future expectations.

"Between 2015 and 2018, shipments of lithium-ion batteries have increased by 24%py in terms of battery capacity, reaching over 148,000MWh. In comparison battery capacity of NiMH batteries shipped totalled below 10,000MWh and NiCd batteries below 1,000MWh in 2018. There has been significant investment by incumbent and new battery producers into constructing additional manufacturing capacity to meet demand. Major battery producers plan to invest over US$50Bn in expanding manufacturing capacity over the next 5 years in China, the USA and Europe, which is scheduled to increase annual battery capacity production to over 1.2TWh by 2030.

Automotive applications accounted for over 70% of total lithium-ion battery shipments in 2018, compared to just 43% in 2015 and 6% in 2010. The growth in automotive applications is forecast to maintain a rapid pace, with shipments increasing by in excess of 30%py through to 2030."

The President wishes to acknowledge the many emails and phone calls from shareholders over the past month. And with respect to shareholder questions below are the questions I can answer at this time.

1) What is the current share structure:

Shares issued and outstanding	128,471,700
Warrants	17,668,459
Options	7,320,000
Fully diluted	153,460,159

2) Plans for roll back:

The Company has no current plans for a share rollback.

3) Projected revenue:

The Company has not completed any 3rd party engineering reports with respect to potential revenue scenarios at this time.

4) Are we engaged with Tesla or similar companies:

The Company is not engaged with Tesla similar companies at this time.

5) Status of NDA's:

The Company has signed multiple NDA's with respect to the work we have been doing with respect to the synthetic brine solutions work completed in 2019 and they are in good standing.

6) Does the Company hold Toxic Debt:

No, the Company does not have any toxic debt

7) T1 or aftermarket financings:

The Company has not issued any equity or debt after market close. Further to this the Company always files press release and subsequent 8K with any financing activities. Shareholders and stake holders are always best informed by visiting the OTC, SEC and Company websites for information about the Company.

8) Are you able to confirm that the brine solution would change the battery industry in much the same way the silicon chip transformed the electronics industry:

The Company continues to work on the brine solution and believes it could have a material impact on where companies will source future Lithium source material for EV's and other battery needs. A better analogy might be what fracking did to the oil and natural gas industry. Land that used to go for a few thousand dollars per section ended up going for thousands of times that number due to the changes in technology.

There are several companies today at the pilot plant stage testing where a technology breakthrough could impact the company's with claystone resources in Nevada in the same way!

"We will continue to put news updates out as soon as possible as we move forward to reach our milestones, Stated President Robert McAllister."

About Enertopia:

A Company focused on using modern technology on extracting lithium and verifying or sourcing other intellectual property in the EV and green technologies to build shareholder value.

Enertopia shares are quoted in the United States with symbol ENRT. For additional information, please visit www.enertopia.com or call Robert McAllister, the President at 1.250.870.2219

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, potential and financing of its mining or technology projects, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements.  Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes in the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates.  There can be no assurance that the testing for the brine recovery system will be effective for the recovery of Lithium and if effective will be economic or have any positive impact on Enertopia, or that current talks with respect to potential joint ventures or partnerships will result in definitive agreements. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities.

The OTC has not reviewed and does not accept responsibility for the adequacy or accuracy of this release